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                                                                    Exhibit 4.1

                           LILLIAN VERNON CORPORATION
               1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1. Purpose

The Purpose of the Lillian Vernon Corporation Stock Option Plan for Non-Employee Directors (the "Plan") is to increase the proprietary and vested interest of the non-employee directors of the Lillian Vernon Corporation (the "Company") in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, $.01 par value per share (the "Stock"), of the Company.

2. Administration

The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options under the Plan, the purchase price thereunder or the timing of grants of options under the Plan. The Board shall have limited discretion, as provided in paragraph 5 herein, with respect to the number of shares of stock subject to such options. The determination of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3. Eligibility

The class of individuals eligible for grant of options under the Plan shall be Eligible Directors, as defined below. An Eligible Director shall mean a director of the Company who is not an employee or an officer of the Company or its subsidiaries and who does not receive compensation from the Company for services rendered as a consultant or in any other capacity other than a director, except for an amount that would not have to be disclosed pursuant to Regulation 229.404(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), does not possess an interest in any other transactions that would have to be disclosed pursuant to Regulation 229.404(a) of the Exchange Act and is not engaged in a business relationship for which disclosure would be required pursuant to Regulation 229.404(b) of the Exchange Act. Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant".

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4. Shares Subject to the Plan

Subject to adjustment as provided in Section 6, an aggregate of 100,000 shares of Stock shall be available for issuance upon the exercise of options granted under the Plan. The shares of Stock deliverable upon the exercise of options may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall terminate for any reason without having been exercised, the shares subject to, but not delivered under, such option shall be available for other options.

5. Grant, Terms and Conditions of Options

Each individual who is an Eligible Director will be granted an option to purchase shares of Stock as of the date of each Annual Stockholders Meeting, commencing with the Annual Stockholders Meeting following the meeting approving the Plan. Additionally, each individual who is an Eligible Director, will be granted an option to purchase shares of stock as of the date that the individual is appointed to the Board of Directors. The number of shares subject to each such option shall be at least 2,500 shares but not more than 5,000 shares, such number to be determined by the members of the Board who are not eligible to receive options pursuant to the Plan. The options granted will be nonstatutory stock options, not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

(a) Price. The Purchase price per share of Stock deliverable upon the exercise of each option shall be 100% of the Fair Market Value per share of the Stock on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the closing price per share as reported for consolidated trading of issues listed on the principal securities exchange where the Stock is traded on the date in question, or, if the Stock shall not have traded on such date, the closing price per share on the first date prior thereto on which the Stock was so traded or if the Stock is not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the closing bid and asked prices of the Stock in the over-the-counter-market on the date the option is granted or on the next preceding date on which such closing bid and asked prices were recorded.

(b) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash or in Stock, which shall have a Fair Market Value (determined in accordance with the rules of Paragraph
(a) above) at least equal to the aggregate exercise price of the shares being purchased, or a combination of cash and stock.

(c) Exercisability and Term of Options. Options shall be exercisable in whole or in part at all times during the period

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beginning one year from the date of grant. The options granted shall be for a term of not more than 10 years or until terminated, as provided in Paragraph
(d) below.

(d) Termination of Service as Eligible Director.

    (i) Except as provided in subparagraph (ii) of this Paragraph (d), all outstanding options held by a Participant shall be automatically cancelled upon such Participant's termination of service as an Eligible Director.

(ii) Upon termination of a Participant's service as an Eligible Director by reason of such Participant's declining to stand for reelection, becoming an employee of the Company or a subsidiary thereof or becoming disabled (as defined in the Company's Profit Sharing Plan) all outstanding options held by such Participant on the date of such termination shall expire up to five years from the date upon which the Participant ceases to be an Eligible Director but in no event after the specified expiration date of such option. In the event of the death of a Participant (whether before or after termination of service as an Eligible Director), all outstanding options held by such Participant (and not previously cancelled or expired) on the date of such death, shall be fully exercisable by the Participant's legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).

(e) Nontransferability of Options. No option shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the above, options may be transferred pursuant to a qualified domestic relations order.

(f) Listing and Registration. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

(g) Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

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6. Adjustment of and Changes in Stock

In the event of a stock split, stock dividend, subdivision or combination of the Stock or other change in corporate structure affecting the Stock, the number of shares of Stock authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Stock subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share of Stock thereunder.

7. Mergers, Sales and Change of Control

In the case of (i) any merger, consolidation or combination of the Company with or into another corporation (other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in its outstanding Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the assets of the Company or (ii) a Change in Control (as defined below) of the Company, the holder of each option then outstanding immediately prior to such Change in Control shall (unless the Board determines otherwise) have the right to receive on the date or effective date of such event an amount equal to the excess of the Fair Market Value on such date of (a) the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Stock, in the cases covered by clause (i) above, or in the case of a sale of assets referred to in such clause (i), a share of Stock, or (b) the final tender offer price in the case of a tender offer resulting in a Change in Control or (c) the value of the Stock covered by the option as determined by the Board, in the case of Change in Control by reason of any other event, over the exercise price of such option, multiplied by the number of shares of Stock subject to such option. Such amount will be payable fully in cash or stock.

Any determination by the Board made pursuant to this Section 7 will be made as to all outstanding options and shall be made (a) in cases covered by clause (i) above, prior to the occurrence of such event, (b) in the event of a tender or exchange offer, prior to the purchase of any Stock pursuant thereto by the offeror and (c) in the case of a Change in Control by reason of any other event, just prior to or as soon as practicable after such Change in Control. A "Change in Control" shall be deemed to have occurred if following (i) a tender or exchange offer for voting securities of the Company (other than any such offer made by the Company), or (ii) a proxy contest for the election of directors of the Company, the persons who were directors of the Company immediately before the initiation of such event (or directors who

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were appointed by such directors) cease to constitute a majority of the Board of Directors of the Company upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

8. No Rights of Shareholders

Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any option in whole or in part, unless and until certificates for such shares shall have been issued.

9. Plan Amendments

The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders; (i) increase the number of shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, (ii) change the requirements of Section 5(a) that option grants be priced at Fair Market Value,
(iii) modify in any respect the class of individuals who constitute Eligible Directors; or (iv) materially increase the benefits accruing to Participants hereunder. The provisions of Sections 3 and 5 may not be amended more often than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act, or the rules under either such statute.

10. Effective Date and Duration of Plan

The Plan shall become effective on the day following the Company's Annual Stockholders Meeting at which the Plan is approved by the holders of a majority of the outstanding shares of common stock of the Company. The Plan shall terminate on the day following the fifth Annual Stockholders Meeting at which Directors are elected following the Annual Stockholders Meeting at which the Plan was approved by Shareholders, unless the Plan is extended or terminated at an earlier date by Stockholders.

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